Exhibit 99.1

News Release

MedQuist Inc. Receives Nasdaq Delisting Determination

MARLTON, NEW JERSEY—(BUSINESS WIRE)— June 15, 2004 – MedQuist Inc. (NASDAQ: MEDQE) (the “Company”) announced that, on June 14, 2004, it received notice from the staff of The Nasdaq Stock Market that the Company's common stock will be delisted from the Nasdaq National Market effective as of the opening of business on Wednesday, June 16, 2004.  The determination to delist the Company's common stock was made subsequent to an April 29, 2004 hearing before the Nasdaq Listing Qualifications Panel at which the Company requested that the Panel, on behalf of The Nasdaq Stock Market, grant a temporary exception to the Marketplace Rules requirements that the Company be current in its filings of Forms 10-K and 10-Q with the Securities and Exchange Commission (the “SEC”).

As previously disclosed, the Company was subject to delisting for failure to comply with Marketplace Rule 4310(c)(14) due to its failure to file its Form 10-K Annual Report for the fiscal year ended December 31, 2003 and its Form 10-Q for the quarter ended March 31, 2004.

At this time, the Company's common stock is not eligible to be quoted on the Over-the-Counter Bulletin Board (the “OTC-BB”) because the Company is not current in its SEC periodic reporting obligations under the Securities Exchange Act of 1934, which is a requirement for quotation on the OTC-BB.  Once the Company has become current in its SEC filings, the common stock could become eligible for quotation on the OTC-BB.  The Company will seek to arrange for one or more market makers to quote the common stock on the National Quotation Bureau's Pink Sheets quotations service.  However, there can be no assurance that the Company will be successful in this regard, and if it is not successful, there may not be a trading market for the common stock for a period of time or at all.

The Company's Board of Directors and its outside auditor are currently working with outside counsel and independent auditors to complete, as soon as possible, an internal investigation of the Company's billing practices in order to finalize the Company's audited financial statements, which would enable the Company to file its Form 10-K, Form 10-Q and other SEC-required periodic filings.

The statements above regarding the Company's ability to become current in its SEC periodic reporting obligations, its ability to become eligible to be quoted on OTC-BB or Pink Sheets, and any other expectations or anticipated events are “forward-looking” statements within the meaning of the securities laws and regulations.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially.

About MedQuist:

MedQuist is a leading provider of electronic medical transcription, health information and document management services. MedQuist provides document workflow management, digital dictation, speech recognition, mobile dictation devices, Web-based transcription, electronic signature, medical coding products and outsourcing services. MedQuist is a member of the Philips Group of Companies.

For more information contact: Brian J. Kearns, Chief Financial Officer, MedQuist Inc., 856-810-8000 ext. 4418